Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Statement on Form S-1 (File No. 333-267401 and File No. 333-280722), Form S-3 (File No. 333-26436), and Form S-8 (File No. 333-282277, File No. 333-253289,  File No. 333-22686, and File No. 333-206805) of our audit report dated December 18, 2024, with respect to the consolidated balance sheets of Novo Integrated Sciences, Inc. as of August 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

December 18, 2024